November 1, 2016

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Randy Hulen	Sara Macioch
Manager, Communications	Vice President, Investor Relations	Manager, Investor Relations
(614) 460-5544	(219) 647-5688	(614) 460-4789
kstammen@nisource.com	rghulen@nisource.com	smacioch@nisource.com

NiSource Reports Third Quarter 2016 Earnings

•	Company on pace to deliver earnings within 2016 guidance range

•	Sustained execution of utility infrastructure investments, regulatory programs

•	Earnings, capital spending guidance ranges issued for 2017

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced, on a GAAP basis, income from continuing operations for the three months ended September 30, 2016 of $23.7 million, or $0.07 per share, compared to $14.8 million, or $0.05 per share, for the same period in 2015. Operating income was $113.7 million for the three months ended September 30, 2016, compared with $109.7 million for the same period in 2015.
NiSource also reported net operating earnings from continuing operations (non-GAAP) of $19.3 million, or $0.06 per share, for the three months ended September 30, 2016, compared to $18.5 million, or $0.06 per share, for the same period in 2015. Operating earnings (non-GAAP) for the three months ended September 30, 2016 were $106.7 million, compared to $115.8 million for the same period in 2015.
NiSource's capital investments and financial performance remain on track, and it continues to expect to deliver non-GAAP net operating earnings of $1.05 to $1.10 per share for 2016. The most significant driver of NiSource’s solid financial performance continues to be the impact of its long-term utility infrastructure modernization programs. Schedules 1 and 2 of this news release contain a reconciliation of non-GAAP earnings to GAAP earnings.
“The NiSource team continues to execute on our customer-focused utility investment programs and regulatory initiatives supporting those programs," said NiSource President and CEO Joseph Hamrock. “These programs benefit our customers with a safer, more reliable system that provides enhanced service and meets their energy needs. With our solid execution in 2016, and with the confidence in our ability to continue to execute on our investment programs, we're issuing 2017 non-GAAP net operating earnings guidance of between $1.12 and $1.18 per share."
2017 Earnings and Capital Guidance
NiSource’s 2017 non-GAAP net operating earnings guidance is consistent with NiSource's 4-6 percent annual earnings growth commitment. The company also reaffirmed its expectation of delivering annual dividend increases of 4-6 percent and announced that it expects to complete approximately $1.5 billion in planned utility infrastructure investments in 2017.

These investment levels keep the company on track for sustained execution on the more than $30 billion of identified long-term regulated utility investments that the company outlined in 2014. With this robust level of investment and steady earnings and dividend growth projected, NiSource also remains committed to maintaining its investment grade credit ratings. Standard & Poor's rates NiSource at
BBB+, Moody's rates NiSource at Baa2 and Fitch rates NiSource at BBB, all with stable outlooks.

Consistent with past announcements, NiSource reminds investors that it does not provide a GAAP equivalent of its earnings guidance due to the impact of unpredictable factors such as fluctuations in weather, asset sales and impairments, separation transaction-related and other items included in GAAP results.
Additional information for the quarter ended September 30, 2016 is available on the Investors section of www.nisource.com, including segment and financial information and our presentation to be discussed at our third quarter earnings conference call scheduled for November 1, 2016 at 9:00 a.m. ET.
Third Quarter 2016 Operations Highlights
In the third quarter, NiSource continued to execute on its long-term utility infrastructure investment strategy supported by regulatory programs designed to improve safety, reliability, service and environmental performance for its customers and communities. By the end of the year, NiSource expects to have replaced about 410 miles of priority distribution pipelines, about 60 miles of underground cable and about 1,200 electric poles. The company also further advanced its plans to modernize its employee training program to meet the needs of the current and next generation of employees while advancing public safety.
Gas Distribution Operations

•
On October 27, 2016, the Pennsylvania Public Utility Commission approved a joint settlement agreement in Columbia Gas of Pennsylvania’s (CPA) base rate case. The approved settlement supports the company’s continued upgrading and replacement of its infrastructure, and allows recovery of increases in the company’s safety-related operating and maintenance costs. It will increase CPA’s annual revenue by $35 million and also includes incentives to expand gas service to commercial customers. New rates will go into effect in December.

•
Columbia Gas of Virginia (CVA) implemented updated interim base rates, subject to refund, on September 28, 2016. The new rates are part of its base rate case which remains pending before the Virginia State Corporation Commission (SCC). The request seeks to adjust CVA’s base rates to recover investments and other costs associated with the company’s ongoing initiatives to improve the overall safety and reliability of its distribution system and to grow the system in response to increasing customer demand for service. If approved as filed, the case would result in an annual revenue increase of $37 million. An SCC decision is expected early next year.

•
Columbia Gas of Kentucky's (CKY) base rate case is progressing on schedule with a settlement reached with parties on October 20, 2016, and a hearing scheduled for today before the Kentucky Public Service Commission. The settlement includes a revenue increase of $13.4 million, and will allow for continued system modernization and pipeline safety investments to improve overall system safety and reliability. A commission decision is expected by the end of the year.

•
At Columbia Gas of Maryland (CMD), the Maryland Public Service Commission (PSC) approved its settlement agreement in its base rate case on October 27, 2016. The case supports the continued replacement of aging infrastructure and the adoption of increased pipeline safety upgrades. The settlement includes an annual revenue increase of $3.7 million.

•	Northern Indiana Public Service Company (NIPSCO) continues to execute on its seven-year, approximately $800 million gas infrastructure modernization program to further improve system reliability and safety. In August, the company filed its semi-annual tracker update covering an additional $67 million of investments made in the first half of 2016. An order by the Indiana Utility Regulatory Commission (IURC) is expected in the fourth quarter of 2016.

•
Other NiSource companies have filed annual tracker updates related to their gas infrastructure modernization programs. This includes Columbia Gas of Massachusetts (CMA) under its Gas System Enhancement Plan and CVA under Virginia's SAVE Act (Steps to Advance Virginia's Energy Plan) program. Combined, these filings cover about $110 million in capital investments focused on safety and reliability.

•
The first of four new employee training centers featuring modern simulators, hands-on training labs and safety towns opened in Pennsylvania in July. Columbia Gas of Ohio broke ground for its center in suburban Columbus in August, and CVA will begin construction of its facility later this month. CMA also plans to build a training center, with groundbreaking to commence in the spring of 2017.

Electric Operations

•
New rates became effective October 1, 2016 under NIPSCO's electric base rate case settlement, which was approved by the IURC on July 18, 2016. The settlement provides a platform for NIPSCO’s continued electric infrastructure investments and service improvements for customers, and increases NIPSCO’s annual base rate revenues by $72.5 million.

•
NIPSCO is focused on executing on its seven-year electric infrastructure modernization program, which includes enhancements to electric transmission and distribution infrastructure designed to improve system safety and reliability. On July 12, 2016, the IURC approved NIPSCO’s settlement related to the program. It included approval to recover approximately $1.25 billion of investments to be made through 2022. The company expects to begin recovering on $46 million of these investments in February 2017.

•
NIPSCO’s two major electric transmission projects remain on schedule with anticipated in-service dates in the second half of 2018. The 100-mile 345-kV and 65-mile 765-kV projects are designed to enhance region-wide system flexibility and reliability. Substation, line and tower construction are under way for both projects.

•
Later today, NIPSCO is expected to submit its Integrated Resource Plan (IRP) to the IURC. The IRP process is conducted by Indiana electricity providers to outline their plans to meet their customers' anticipated long-term energy needs. The NIPSCO team has worked constructively with stakeholders to develop a balanced plan focused on providing customers affordable, clean energy while maintaining flexibility for future technology and market changes. The plan remains consistent with the future generation strategy previewed in August. The company has continued to gather input on a generation strategy that meets customers' needs in a flexible and cost-effective manner. As outlined in the IRP, NIPSCO today will also file with the IURC for approval to construct required environmental investments at its Michigan City and Schahfer generating facilities.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s more than 7,500 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource has been designated a World’s Most Ethical Company by the Ethisphere Institute since 2012 and is a member of the Dow Jones Sustainability - North America Index. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at
www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements are subject to various risks and uncertainties. Examples of forward-looking statements in this release include statements and expectations regarding NiSource’s business, performance, infrastructure or utility investments and growth. Factors that could cause actual results to differ materially from the projections, forecasts, estimates, plans and expectations discussed in this release include, but are not limited to, NiSource’s debt obligations; any changes in NiSource’s credit rating; NiSource’s ability to execute its growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential and commercial customers; economic conditions of certain industries; the price of energy commodities and related transportation costs; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; potential incidents and other operating risks associated with our business; the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; risks associated with construction and natural gas cost and supply; extreme weather conditions; the ability of subsidiaries to generate cash; uncertainties related to the expected benefits of the separation of Columbia Pipeline Group, Inc. and other matters referenced in the “Risk Factors” section of NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in other filings with the Securities and Exchange Commission. NiSource expressly disclaims any duty to update, supplement or amend any of its forward-looking statements contained in this release, whether as a result of new information, subsequent events or otherwise, except as required by applicable law.

Regulation G Disclosure Statement
This press release includes financial results and guidance for NiSource with respect to net operating earnings and operating earnings, which are non-GAAP financial measures as defined by the SEC’s Regulation G. The company includes such measures because management believes they permit investors to view the company’s performance using the same tools that management uses and to better evaluate the Company’s ongoing business performance. With respect to such guidance, it should be noted that there will likely be differences between such measures and GAAP equivalents due to various factors, including, but not limited to, fluctuations in weather, the impact of asset sales and impairments, separation transaction-related and other items included in GAAP results. NiSource is not able to estimate the impact of such factors on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis.

Schedule 1 - Reconciliation of Consolidated Net Operating Earnings (Non-GAAP) to
Income from Continuing Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions, except per share amounts)	2016	2015	2016	2015
Net Operating Earnings (Non-GAAP)	$19.3	$18.5	$243.6	$199.2
Items Excluded from Operating Earnings:
Net Revenues:
Weather - compared to normal	7.4	(3.9)	(5.2)	11.5
Operating Expenses:
Environmental costs	—	—	—	(10.0)
Transaction costs	(0.5)	(1.1)	(2.2)	(3.1)
Gain (loss) on sale of assets and impairments, net	0.1	(1.1)	0.4	(1.2)
Total items excluded from operating earnings	7.0	(6.1)	(7.0)	(2.8)
Other Income (Deductions):
Loss on early extinguishment of long-term debt	—	—	—	(97.2)
Income Taxes:
Income taxes - discrete items	—	—	—	(3.3)
Tax effect of above items	(2.6)	2.4	2.7	38.3
Total items excluded from net operating earnings	4.4	(3.7)	(4.3)	(65.0)
GAAP Income from Continuing Operations	$23.7	$14.8	$239.3	$134.2
Basic Average Common Shares Outstanding	322.3	318.1	321.4	317.4
Basic Net Operating Earnings Per Share	$0.06	$0.06	$0.76	$0.63
Items excluded from net operating earnings (after-tax)	0.01	(0.01)	(0.02)	(0.21)
GAAP Basic Earnings Per Share from Continuing Operations	$0.07	$0.05	$0.74	$0.42

Schedule 2 - Reconciliation of Operating Earnings (Non-GAAP) to
Operating Income (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2016	2015	2016	2015
Operating Earnings (Non-GAAP)	$106.7	$115.8	$640.3	$583.2
Items Excluded from Operating Earnings:
Net Revenues:
Weather - compared to normal	7.4	(3.9)	(5.2)	11.5
Operating Expenses:
Environmental costs	—	—	—	(10.0)
Transaction costs	(0.5)	(1.1)	(2.2)	(3.1)
Gain (loss) on sale of assets and impairments, net	0.1	(1.1)	0.4	(1.2)
Total items excluded from operating earnings	7.0	(6.1)	(7.0)	(2.8)
GAAP Operating Income	$113.7	$109.7	$633.3	$580.4